UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

May 29, 2012

GERMAN AMERICAN BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Indiana

(State or Other Jurisdiction of Incorporation)

001-15877 (Commission File Number)	35-1547518 (IRS Employer Identification No.)
711 Main Street Box 810 Jasper, Indiana (Address of Principal Executive Offices)	47546 (Zip Code)

(812) 482-1314

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On May 29, 2012, Kenneth Sendelweck, the President-Private Banking & Wealth Management of German American Bancorp, Inc. (the “Company”), notified Mark A. Schroeder, the Chairman of the Board and Chief Executive Officer of the Company, that he was resigning from his employment with the Company and its subsidiaries effective as of June 25, 2012, in order to join an Indianapolis-based wealth management group of a major financial services firm.  As President-Private Banking & Wealth Management, Mr. Sendelweck's principal duties have been to lead the Company's trust, brokerage and insurance operations.  The Indianapolis downtown area is about 50 miles distant from the nearest full service branch office of the Company's bank subsidiary and other subsidiaries.  On June 4, 2012, the Board of Directors of the Company designated Mr. Schroeder to replace (on an interim basis) Mr. Sendelweck as the President & CEO of both German American Financial Advisors & Trust Company and German American Insurance, Inc., effective June 25, 2012.

(e) On June 4, 2012, the Board of Directors of the Company, in recognition of the value of Mr. Sendelweck’s services to the Company over his career, and by the vote of only those directors who are independent directors for Nasdaq listing standard purposes, determined to pay Mr. Sendelweck a special bonus in the amount of $12,500 and authorized the Company to pay such bonus to Mr. Sendelweck on or before the time of his departure from the Company’s employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GERMAN AMERICAN BANCORP, INC.

By: /s/Mark A. Schroeder

Mark A. Schroeder, Chairman of the Board and Chief Executive Officer

Date:   June 4, 2012